EXHIBIT 32.1
Pursuant to 18 U.S.C. §1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Tapestry, Inc. (the “Company”) hereby certifies, to such officer’s knowledge, that:
(i)  the accompanying Annual Report on Form 10-K of the Company for the fiscal year ended June 28, 2025 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and
(ii)  the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Date: August 14, 2025

By:	/s/ Joanne C. Crevoiserat
Name: Joanne C. Crevoiserat Title: Chief Executive Officer
A signed original of this written statement required by Section 906 has been provided to Tapestry, Inc. and will be retained by Tapestry, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.